ARIEL INVESTMENT TRUST
SECOND AMENDMENT TO TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of this 15th day of November, 2011 to the Transfer Agent Servicing Agreement, dated as of July 6, 2007, as amended November 15, 2010 (the “Agreement”), is entered into by and between ARIEL INVESTMENT TRUST, a Massachusetts business trust, (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Ariel International Equity Fund and the Ariel Global Equity Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by written agreement executed by the parties and authorized or approved by the Board of Trustees; and

NOW THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARIEL INVESTMENT TRUST	U.S BANCORP FUND SERVICES, LLC

By: /s/ Anita Zagrodnik	By: /s/ Michael R. McVoy

Name: Anita Zagrodnik	Name: Michael R. McVoy

Title: Vice President, CCO, CFO	Title: Executive Vice President

9/2011	1

Amended Exhibit A
to the Transfer Agent Servicing Agreement – Ariel Investment Trust

Fund Names

Separate Series of Ariel Investment Trust

Name of Series
Ariel Fund
Ariel Appreciation Fund
Ariel Focus Fund
Ariel Discovery Fund
Ariel International Equity Fund
Ariel Global Equity Fund

9/2011	2